UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

YOUNG BROADCASTING INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Copies of all communications to:

Kenneth A. Rosenblum, Esq.

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 768-6700

YOUNG BROADCASTING INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2007

To the Stockholders of Young Broadcasting Inc.:

The 2007 Annual Meeting of Stockholders of Young Broadcasting Inc. (the “Company”) will be held at the offices of KELO-TV, 501 S. Phillips Avenue, Sioux Falls, South Dakota at 9:00 a.m., local time, on Tuesday, May 1, 2007, for the following purposes:

1.                To elect nine directors of the Company to serve for a term of one year.

2.                To approve an amendment to the Young Broadcasting Inc. 2003 Non-Employee Directors’ Deferred Stock Unit Plan to increase the total number of shares with respect to which deferred stock units may be granted thereunder from 100,000 to 250,000.

3.                To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

4.                To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of shares of the Company’s Class A Common Stock and Class B Common Stock at the close of business on March 27, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

JAMES A. MORGAN
Secretary

New York, New York
March 30, 2007

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy, which is solicited by the Company’s board of directors, and promptly return it in the pre-addressed envelope provided for that purpose. No postage is required if mailed within the United States. Any stockholder may revoke his or her proxy at any time before the meeting by giving written notice to such effect, by submitting a subsequently dated proxy, or by attending the meeting and voting in person.

YOUNG BROADCASTING INC.

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2007

INTRODUCTION

This proxy statement and the accompanying proxy card are being furnished to the holders of Class A and Class B Common Stock of Young Broadcasting Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use in voting at the 2007 Annual Meeting of Stockholders to be held at the offices of KELO-TV, 501 S. Phillips Avenue, Sioux Falls, South Dakota at 9:00 a.m., local time, on Tuesday, May 1, 2007, and any adjournment or postponement thereof.

The principal executive offices of the Company are located at 599 Lexington Avenue, New York, New York 10022. This proxy statement and the form of proxy are being mailed to stockholders on or about March 30, 2007.

Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. Your proxy may be revoked at any time prior to its exercise by giving written notice to our Secretary at Young Broadcasting Inc., 599 Lexington Avenue, New York, New York 10022, by delivering a later dated proxy, or by voting in person at the meeting. If you hold your shares in street name and want to vote in person at the meeting, you must obtain a proxy from your broker and bring it to the meeting. If you do not attend the Annual Meeting, or if you attend and do not vote in person, the shares represented by your proxy will be voted in accordance with your instructions on the matters set forth in items 1, 2 and 3. If no voting instructions are given with respect to any one or more of the items, a duly executed proxy will be voted on the uninstructed item or items as follows:

•       FOR the Board’s nominees for election as directors.

•       FOR the approval of an amendment to the Young Broadcasting Inc. 2003 Non-Employee Directors’ Deferred Stock Unit Plan to increase the total number of shares of our common stock with respect to which deferred stock units may be granted thereunder from 100,000 to 250,000.

•       FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

A duly executed proxy also may be voted in the discretion of the proxy holders on any other matter submitted to a vote at the meeting.

Holders of record of shares of the Company’s Class A Common Stock and Class B Common Stock at the close of business on March 27, 2007 are entitled to vote at the meeting. As of such record date, there were 20,138,095 shares of Class A Common Stock and 1,941,414 shares of Class B Common Stock outstanding.

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the meeting. Holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders. Each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will be entitled to ten votes.

Directors will be elected by a plurality of the votes cast at the meeting. The approval of each other matter will require the affirmative vote of the holders of a majority of the votes cast thereon. On all matters to come before the meeting, abstentions and broker non-votes will be considered for purposes of determining whether a quorum is present at the meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting, and will have the same effect as a vote against each of the proposals. “Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. A broker non-vote will have no effect on the outcome of any of the proposals.

As of March 27, 2007, Vincent Young, Deborah McDermott and James Morgan, each a director and executive officer of the Company, members of the family of Vincent Young and certain trust and partnership entities affiliated with and/or maintained for the benefit of such family members, collectively held approximately 48.6% of the total voting power of the Company’s common stock. See “Security Ownership of Certain Beneficial Owners and Management.” Accordingly, such individuals and entities collectively have the ability to exert significant influence over the election of the Company’s directors and over the outcome of the voting with respect to the other proposals to be submitted to the stockholders at the meeting. Such persons and entities have advised the Company that they will vote all of their shares FOR the Board’s nominees for election as directors, FOR the approval of an amendment to the Young Broadcasting Inc. 2003 Non-Employee Directors’ Deferred Stock Unit Plan to increase the total number of shares of common stock with respect to which deferred stock units may be granted thereunder from 100,000 to 250,000, and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The cost of soliciting these proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone.

PROPOSAL ONE—ELECTION OF DIRECTORS

Nine directors will be elected at the 2007 annual meeting. Each director will serve until the next annual meeting of stockholders and until his or her successor has been elected and shall qualify. Each nominee other than Alexander T. Mason is currently a director of the Company. On March 9, 2007, the Board nominated Mr. Mason for election to the Board of Directors at the annual meeting. Vincent Young, the Company’s Chairman and Chief Executive Officer, identified Mr. Mason as a candidate for the Board.

At the meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to the Board of Directors unless instructed to the contrary.

Name of Nominee	Age	Director Since	Principal occupation and business experience during the past five years
Alfred J. Hickey, Jr.	70	1994

Member of the Compensation Committee of the Board of Directors. Mr. Hickey has been a private investor since October 1994. He was Vice-President—Institutional Sales of Legg Mason, a brokerage firm, from May 1990 to May 1991. Mr. Hickey was a private investor from May 1991 to June 1993, when he became the Vice President—International Sales of Southeast Research Partners, a brokerage firm, in which capacity he served until October 1994.

David C. Lee	41	1998

Chairman of the Compensation Committee and member of the Audit Committee of the Board of Directors. Mr. Lee has been the President of D.B. Zwirn & Co., a global alternative asset manager and merchant capital provider, since January 2007. From April 2005 to December 2006, Mr. Lee was a Managing Director of D.B. Zwirn & Co. Mr. Lee was the Senior Managing Director of LLJ Capital, LLC, a specialty finance and advisory firm specializing in media, communications and technology, from January 2004 until April 2005, when LLJ Capital, LLC was acquired by D.B. Zwirn. From December 2002 until December 2003, Mr. Lee was a private investor and consultant to the communications and technology industries. Prior thereto, Mr. Lee was the Founding Managing Partner of Saturn Venture Partners LLC, a private investment firm focused on communications technology, from April 2001 to December 2002. Prior thereto, he was a managing director of Sandler Capital Management, a private investment and money management firm specializing in media, communications and technology, from January 1999 to April 2001. Prior thereto, he was a Managing Director of Lazard Freres & Co. LLC, an investment banking firm where he served in various capacities from March 1988 to October 1994 and from April 1996 to December 1998.

Name of Nominee	Age	Director Since	Principal occupation and business experience during the past five years
Leif Lomo	77	1994

Chairman of the Audit Committee of the Board of Directors. Mr. Lomo has been a private investor since June 1996. From 1987 to 1994, Mr. Lomo served as Chairman of A.B. Chance Industries, Inc., a manufacturer of electricity-related equipment. Prior to its acquisition by Hubbell Incorporated in April 1994, Mr. Lomo also acted as President and Chief Executive Officer of A.B. Chance. From January 1995 to June 1996, Mr. Lomo served as the President of Marley Pump, a division of United Dominion Company, which is principally engaged in the manufacture and marketing of submersible pumps for small water well applications and the distribution of gasoline.

Richard C. Lowe	55	2001

Mr. Lowe has been a partner of the law firm of King & Ballow, which serves as the Company’s outside labor counsel, since 1982. Mr. Lowe advises broadcast and print media clients throughout the country.

Alexander T. Mason	55	—

Mr. Mason was the Vice Chairman of the Board of Directors and Chief Operating Officer of Mercantile Bankshares Corporation until its March 2007 acquisition by PNC Bank. He joined Mercantile in November 2003 and became a member of its Board of Directors in January 2005. Prior to joining Mercantile, Mr. Mason was Vice Chairman of Deutsche Bank in the Americas and Managing Director of Deutsche Bank Securities. He also served as chief operating officer of the firm’s Global Corporate Finance Department and headed up the firm’s Global Industry Group investment banking practice. Before the merger of Deutsche Bank and Bankers Trust in 1997, Mr. Mason served as Managing Director and Co-head of Corporate Finance for BT Alex. Brown. He joined Bankers Trust in 1973.

Deborah A. McDermott	52	2004

President of the Company since April 1, 2004. From May 1996 to March 2004, Ms. McDermott was Executive Vice President—Operations of the Company. From 1990 to April 1996, Ms. McDermott was General Manager of WKRN, the Company’s ABC network affiliate serving the Nashville, Tennessee market.

Name of Nominee	Age	Director Since	Principal occupation and business experience during the past five years
James A. Morgan	58	1998

Executive Vice President and Chief Financial Officer of the Company since March 1993, Secretary of the Company since November 1994 and Executive Vice President and Secretary of each of the Company’s corporate subsidiaries. From 1984 until joining the Company, he was a director and Senior Investment Officer at J.P. Morgan Capital Corporation involved in investing the firm’s own capital in various leveraged and early growth stage companies.

Reid Murray	48	2004

Member of the Audit and Compensation Committees of the Board of Directors. Since January 2006, Mr. Murray has been a Senior Vice President of Mizuho Corporate Bank, Ltd. with responsibility for communications industry coverage for the United States. From April 2002 to January 2006, Mr. Murray was a senior advisor with PNC Advisors, Inc., the money management group of PNC Bank. From 1988 until joining PNC Advisors, Mr. Murray was a Managing Director of CIBC World Markets Investment Banking, specializing in broadcasting, cable and publishing.

Vincent J. Young	59	1986

Chairman of the Company since its inception in 1986 and director and Chairman of each of the Company’s corporate subsidiaries. Mr. Young has served from 1980 and continues to serve as Chairman of Adam Young Inc., a national television representation firm, which merged with and into one of the Company’s subsidiaries in March 1998.

The Board of Directors recommends a vote FOR the election of the nominees to serve as directors.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Determination of Independence

The Board of Directors has determined that each of the non-employee directors of the Company (Messrs. Hickey, Lee, Lomo, Lowe and Murray), who collectively constitute a majority of the current Board of Directors, as well as Alexander T. Mason, director nominee, meets the general independence criteria set forth in the Nasdaq Marketplace Rules. In addition, as further required by the Nasdaq rules, the Board has made a subjective determination as to each of the foregoing individuals that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In the case of Mr. Lowe and the relationship between the Company and King & Ballow (of which Mr. Lowe is a partner) described below under “Certain Relationships and Policy on Related Party Transactions”, the Audit Committee determined that the Company’s relationship with King & Ballow did not cause Mr. Lowe to fail to meet the general independence criteria set forth in the Nasdaq Marketplace Rules.

Director Nomination Process

The Board of Directors does not have a nominating committee or a formal written charter addressing the nomination process. Rather, the Board has adopted a formal written resolution addressing the nomination process for the election of directors and such related matters as are required under the federal securities laws. The Company’s nomination process provides that the independent directors of the Board will consider candidates for director nominations to the Board, and that the nominees to stand for election to the Board are to be selected by a majority of the independent directors. Any member of the Board or executive officer, employee or stockholder of the Company may recommend a director candidate.

When considering a potential candidate, the independent directors will take into consideration such factors as they deem appropriate, including the following:

•       the appropriate size of the Board;

•       the needs of the Company with respect to the particular talents and experience of its directors;

•       the business, financial and industry knowledge, skills and experience of nominees;

•       minimum individual qualifications, including strength of character, mature judgment, familiarity with the business and industry of the Company, independence of thought and an ability to work collegially;

•       experience with accounting rules and practices;

•       principles of diversity;

•       appreciation of the relationship of the Company’s business to the changing needs of society; and

•       the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The nominees standing for election to the Company’s Board of Directors at the 2007 annual meeting were selected by the unanimous vote of the independent members of the Board.

Stockholders may propose director nominees for consideration by the independent directors. Stockholders can propose qualified candidates for director nominees by submitting, in writing, the names, appropriate biographical information and qualifications of such nominees to: James Morgan, Executive Vice President and CFO, Young Broadcasting Inc., 599 Lexington Avenue, New York, New York 10022. Properly completed submissions that are received will be forwarded to the independent directors for further review and consideration. In considering any nominee proposed by a stockholder, the independent directors will reach a conclusion based on the factors described above. The independent directors do not intend to evaluate candidates proposed by stockholders any differently than other candidates. After full consideration, the stockholder proponent will be notified of the decision of the independent directors. The Company has not received any proposals for director nominees from its stockholders.

The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Committees of the Board of Directors and Board Meetings

The Board of Directors currently has an Audit Committee and a Compensation Committee. During 2006, there were six meetings of the Board of Directors, five meetings of the Audit Committee and five meetings of the Compensation Committee. Each director attended all of the meetings of the Board of Directors. Each director attended all of the meetings of each Committee of which he was a member. Each committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of the Board of Directors or any officer of the Company.

Audit Committee.   The Audit Committee currently consists of Leif Lomo (Chair), David C. Lee and Reid Murray. The Board of Directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rule definition of “independent” for audit committee purposes. The Board of Directors has also determined that each of the members of the Audit Committee meets the SEC definition of an “audit committee financial expert.” Information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption “Report of the Audit Committee” below.

Compensation Committee.   The Compensation Committee currently consists of David C. Lee (Chair), Alfred J. Hickey and Reid Murray. The Board of Directors has determined that each member of the Compensation Committee meets the Nasdaq Marketplace Rule definition of “independent” for compensation committee purposes. Each of the members of the Compensation Committee is an “outside director” under Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee is responsible for approving the compensation for the Company’s chief executive officer and, in consultation with the Company’s chief executive officer, approving the compensation of other executive officers. See “Compensation Discussion and Analysis” below. The Compensation Committee also administers the Company’s 2004 Equity Incentive Plan.

Executive Sessions.   The independent members of the Board of Directors meet in executive session, without any employee directors or other members of management in attendance, each time the full Board convenes for a regularly scheduled meeting, which is at least five times each year. If the Board convenes a special meeting, the independent directors may meet in executive session if the circumstances warrant.

Stockholder Communication with Board Members

The Company maintains Board member contact information for stockholders, both telephone and email, on its website (www.youngbroadcasting.com) under the heading “Contact Us.” By following the Contact Us link, a stockholder will be given access to the Company’s telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for the Board will be forwarded to the Board or specific members of the Board as directed in the stockholder communication. In addition, communications received via telephone for the Board are forwarded to the Board by an officer of the Company.

Code of Ethics

The Audit Committee has adopted a Code of Ethics applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer. The Company has made the Code of Ethics available on its website at www.youngbroadcasting.com under the heading “Corporate Governance.”

Certain Relationships and Policy on Related Party Transactions

Richard C. Lowe, one of the Company’s directors, is a partner of the law firm of King & Ballow, which serves as the Company’s outside labor counsel. During 2006, the Company paid legal fees to King & Ballow in the amount of $638,573.

The Company’s Board of Directors has adopted a written policy with respect to related party transactions that is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving the Company. The Board of Directors determined that the Audit Committee is the appropriate Committee to review, approve and ratify “Related Party Transactions” (as defined in the policy), except that Related Party Transactions involving compensation are approved by the Compensation Committee.

Under the policy, management brings to the Audit Committee for review the proposed Related Party Transaction. After appropriate review (which includes consideration of the financial terms of such transaction), the Audit Committee will approve such Related Party Transaction if it is consistent with the policy and is on terms, taken as a whole, which the Audit Committee believes are no less favorable to the Company than could be obtained in an arms-length transaction with an unrelated third party. Management also brings to the Audit Committee for its review and approval any proposed material modification to any previously approved Related Party Transaction. If it is not practical for the Audit Committee to review in advance a particular Related Party Transaction or material modification thereto, management brings to the Audit Committee for its ratification such Related Party Transaction or modification and makes such changes, if any, as the Audit Committee so directs. Any Related Party Transaction or modification which has been approved or ratified by the Board of Directors, by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such Related Party Transaction, need not be approved or ratified by the Audit Committee.

For purposes of this policy, a “Related Party” is (i) any director, nominee for director or executive officer of the Company, (ii) any beneficial holder of more than 5% of the outstanding common stock of the Company; or (iii) any immediate family member of a director, director nominee or executive officer of the Company or of a beneficial holder of more than 5% of the outstanding common stock of the Company; an “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law and any other person (other than a tenant or employee) sharing the same household.

For purposes of this policy, a “Related Party Transaction” is a transaction (including, but not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships) in which the Company is a participant and the amount involved exceeds $10,000, and in which any Related Party had or will have a direct or indirect material interest; a person’s interest is not be deemed to be “an indirect material interest” if it arises only (i) from such person’s position as a director of another entity, (ii) from the direct or indirect ownership by such person and all other Related Parties, in the aggregate, of a less than 10% equity interest in another entity, (iii) from both (i) and (ii), or (iv) from such person’s position as a limited partner in a partnership in which such person and all other Related Parties have an interest of less than 10% and such person is not a general partner of and does not hold another position in the partnership.

Board Member Attendance at Annual Meetings

The Board of Directors does not have a formal policy regarding attendance of directors at the Company’s annual stockholder meetings. All of the Company’s current directors attended the Company’s 2006 annual meeting of stockholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter which has been approved by the Board of Directors. The functions of the Audit Committee are focused on three areas:

•       the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements.

•       the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm (the “independent auditors”).

•       the Company’s compliance with legal and regulatory requirements.

During 2006, the Audit Committee approved the engagement of an outside professional firm to perform certain delineated internal audit functions and to assist in the evaluation and improvement of the Company’s internal financial controls. Under the terms of their engagement, such professional firm (the “internal auditors”) reports directly to the Audit Committee. The internal auditors operate under a written charter that was developed in consultation with management and the Audit Committee. This charter was approved by the Audit Committee and defines, among other things, the scope of the work to be performed by the internal auditors.

The Audit Committee met periodically during 2006 with the Company’s independent auditors, internal auditors and management to assure that all were carrying out their respective responsibilities. Both the independent auditors and the internal auditors have full access to the Audit Committee. The Audit Committee regularly (including during the course of each meeting of the Audit Committee) meets privately with the independent auditors, without any member of management in attendance. In addition, the Audit Committee periodically meets privately with the internal auditors, without the independent auditor or any member of management in attendance. The Audit Committee also reviews the performance of the independent auditors and their independence from management.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young LLP, the Company’s independent auditors for 2006, is responsible for expressing opinions on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Ernst & Young expresses its own opinion on the effectiveness of the Company’s internal control over financial reporting. In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. As a general matter, Ernst & Young also discusses with the Audit Committee any issues that they believe should be raised with the Audit Committee.

Management has represented to the Audit Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has received from and discussed with Ernst & Young the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. The Audit Committee also discussed with Ernst & Young any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

March 26, 2007

Audit Committee of the Board of Directors
Leif Lomo, Chairman David C. Lee Reid Murray

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 27, 2007 regarding the beneficial ownership of the Company’s Class A and Class B Common Stock by (i) each executive officer of the Company named in the Summary Compensation Table, (ii) each director and director nominee of the Company, (iii) each stockholder known by the Company to beneficially own 5% or more of such Class A and/or Class B Common Stock and (iv) all directors and executive officers, as a group. Except as otherwise indicated, the address of each beneficial holder of the Company’s Common Stock listed below is the same as the Company.

	Class A Common Stock			Class B Common Stock			Percent of Vote as a Single
Beneficial Owner	Number(1)		Percent(2)	Number(1)		Percent(2)	Class(2)
Vincent J. Young	71,502	(3)	*	1,402,771	(4)	64.8	33.7
James A. Morgan	500	(5)	*	125,359	(6)	6.2	3.1
Deborah A. McDermott	7,127	(7)	*	77,902	(8)	3.9	1.9
Alfred J. Hickey, Jr.	16,725	(9)	*	—		—	*
Leif Lomo	20,550	(10)	*	—		—	*
David C. Lee	7,196	(11)	*	—		—	*
Richard C. Lowe	7,650	(12)	*	—		—	*
Alexander T. Mason	—		—	—		—	—
Reid Murray	—		—	—		—	—
Adam Young 2003 Trust c/o Prager & Fenton 675 Third Avenue New York, NY 10017	55,000		*	364,615		18.8	9.3
Spray-V Limited Partnership c/o Prager & Fenton 675 Third Avenue New York, NY 10017	27,000		*	358,000		18.4	9.1
Margaret Young c/o Prager & Fenton 675 Third Avenue New York, NY 10017	—		—	141,438		7.3	3.6
Mario J. Gabelli and various related entities(13) c/o Gabelli Asset Management Inc. One Corporate Center Rye, NY 10580	3,515,817		17.4	—		—	8.9
Eric Semler(14) 888 Seventh Avenue, Suite 1504 New York, New York 10019	1,341,046		6.7	—		—	3.4
Westport Asset Management, Inc.(15) 253 Riverside Avenue Westport, CT 06880	1,003,100		5.0	—		—	2.5
All directors and executive officers as a group (8 persons)	131,250	(16)	*	1,606,032	(17)	69.8	37.5

*                     Less than 1%.

(1)           Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned by each person as of March 27, 2007 includes shares of Common Stock that such person had the right to acquire on or within 60 days after March 27, 2007, including, but not limited to, upon the settlement of deferred stock units and upon the exercise of options.

(2)           Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to ten votes per share, except for votes relating to certain significant transactions. Holders of both classes of Common Stock will vote together as a single class on all matters presented for a vote, except as otherwise specified in the Company’s Restated Certificate of Incorporation and as required by law. Percentage of beneficial ownership of Class A Common Stock is based on 20,138,095 shares of Class A Common Stock outstanding and percentage of beneficial ownership of Class B Common Stock is based on 1,941,414 shares of Class B Common Stock outstanding.

(3)           Includes (i) 14,000 shares held for the benefit of his minor children, (ii) 5,530 shares held in his 401(k) plan, as reported in a plan statement dated as of December 31, 2006, and (iii) 27,000 shares held by Spray-V Limited Partnership, as to which Mr. Young may be deemed to share beneficial ownership with the other directors of Spray-V Limited Partnership.

(4)           Includes 358,000 shares held by Spray-V Limited Partnership, as to which Mr. Young may be deemed to share beneficial ownership with the other directors of Spray-V Limited Partnership. Also includes 53,200 shares held pursuant to an agreement dated as of July 1, 1991 which established a voting trust for the benefit of family members of management, for which Vincent Young and Richard Young act as trustees. During the term of the voting trust, which expires July 1, 2011, the trustees have the sole right to vote the shares subject to the trust. If the trustees cannot agree as to how the shares shall be voted, each trustee will vote 50% of the shares. Also includes 223,894 shares issuable upon settlement of vested deferred stock units awarded pursuant to the 2004 Equity Incentive Plan (the “2004 Plan”); Mr. Young is entitled to receive such shares following termination of his employment with the Company.

(5)           Includes 300 shares held by a family trust.

(6)           Includes 5,418 shares held for the benefit of his minor children. Also includes 71,689 shares issuable upon settlement of vested deferred stock units awarded pursuant to the 2004 Plan; Mr. Morgan is entitled to receive such shares following termination of his employment with the Company.

(7)           Includes 6,327 shares held in her 401(k) plan, as reported in a plan statement dated as of December 31, 2006.

(8)           Includes 63,347 shares issuable upon settlement of vested deferred stock units awarded pursuant to the 2004 Plan; Ms. McDermott is entitled to receive such shares following termination of her employment with the Company.

(9)           Represents 16,725 shares issuable upon the exercise of stock options, 15,725 of which were granted under the 2004 Plan.

(10)     Represents 20,550 shares issuable upon the exercise of stock options, 19,550 of which were granted under the 2004 Plan.

(11)     Represents 7,196 shares issuable upon exercise of options granted under the 2004 Plan.

(12)     Represents 7,650 shares issuable upon exercise of options granted under the 2004 Plan.

(13)     Represents shares beneficially owned by Gabelli Funds, LLC, GAMCO Asset Management Inc., MJG Associates, Inc., Gabelli Securities, Inc. and Gabelli Advisers, Inc., and as reported in a Schedule 13D filed with the SEC in December 2006.

(14)     Represents shares beneficially owned by Eric Semler, as reported in a Schedule 13G/A filed in  February 2007.

(15)     Represents shares beneficially owned by Westport Asset Management, Inc., on behalf of its clients, as reported in a Schedule 13G/A filed in February 2007.

(16)     Includes 52,121 shares of common stock issuable upon the exercise of stock options, 50,121 of which were granted under the 2004 Plan.

(17)     Includes 358,930 shares of common stock issuable upon settlement of deferred stock units awarded pursuant to the 2004 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans.

Plan Category	Number of Shares of Common Stock To Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Common Stock Reflected in First Numerical Column)
Equity compensation plans approved by security holders:
2004 Equity Incentive Plan	1,948,508	(1)	$7.94	(2)	1,301,612
2003 Non-Employee Directors Deferred Stock Unit Plan	133,620	(3)	$4.49	(4)	—	(5)
Equity compensation plans not approved by security holders:
Stock Option Agreement(6)	90,000		$22.06		—
Stock Option Agreements(7)	3,000		$22.80		—
Total:	2,175,128		$8.33		1,301,612

(1)          Represents (i) options to purchase 441,417 shares of Class A common stock, (ii) 1,503,091 shares of Class B common stock issuable upon settlement of deferred stock units, and (iii) options to purchase 4,000 shares of Class B common stock.

(2)          Represents the weighted average of (i) the exercise price of outstanding stock options and (ii) the market value of deferred stock unit awards on the date of grant (based on the closing selling price per share of the Company’s Class A common stock on the Nasdaq Global Market on the date of grant).

(3)          Represents shares of Class A common stock issuable upon settlement of deferred stock units. The issuance of 33,620 of these shares is conditioned on and subject to stockholder approval of a proposed amendment to the 2003 Plan. See “Proposal Two—Approval of an Amendment to the 2003 Non-Employee Directors Deferred Stock Unit Plan.”

(4)          Represents the weighted average of the market value of deferred stock unit awards on the date of grant (based on the closing selling price per share of the Company’s Class A common stock on the Nasdaq Global Market on the date of grant).

(5)          If the stockholders approve the proposed amendment to the 2003 Non-Employee Directors Deferred Stock Unit Plan, 116,380 additional shares of Class A common stock will be available for future issuance upon settlement of deferred stock units. See “Proposal Two—Approval of an Amendment to the 2003 Non-Employee Directors Deferred Stock Unit Plan.”

(6)          On June 23, 2000, the Company entered into a stock option agreement with a manager at one of the Company’s subsidiaries. Pursuant to this agreement, which was not approved by security holders, options to purchase 140,000 shares of Class B common stock were granted to the manager. 40,000 of the options are immediately exercisable, 50,000 of the options became exercisable on December 31, 2004 and 50,000 of the options have been forfeited. The exercise price per share of all of the options is $22.06. All of the options expire on June 23, 2010.

(7)          In 1994, the Company entered into stock option agreements with three of its independent directors. Pursuant to these agreements, which were not approved by security holders, each such director was granted options to purchase 1,000 shares of Class A common stock. All of these options are immediately exercisable. The exercise price per share of all of these options is $22.80. All of these options expire on June 30, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (the “CDA”) is provided to generally explain the compensation awarded, earned by or paid during 2006 to the Company’s named executive officers (“NEOs”) including the Company’s CEO, Vincent Young, CFO, James Morgan, and President, Deborah McDermott. In addition, the CDA is intended to supplement the information provided in the tables on pages 26 through 33 and the narrative information that accompanies them. The CDA outlines the primary objectives and overall structure of the Company’s executive compensation program and describes the process used to establish NEO compensation each year. The CDA also defines and describes the primary components of the NEOs’ 2006 compensation and explains why the Company decided to use each component and how it determined the amount of each component in 2006.

Structure, Philosophy, Objectives and Process

Who Sets the Company’s Executive Compensation

The Board’s Compensation Committee (for purposes of this CDA, the “Committee”) is responsible for establishing, implementing and monitoring the Company’s executive compensation program including developing the Company’s overall compensation philosophy and objectives. The Committee designed the structure of the Company’s current executive compensation program and is responsible for ensuring that the compensation actually paid to the NEOs under that program is fair, reasonable and competitive as well as consistent with the Company’s compensation objectives and strategic goals. Deloitte and Touche, independent compensation consultants retained by the Compensation Committee in 2003, assisted the Committee in its design of the current executive compensation program. The Committee evaluates and sets NEO compensation each year and monitors and evaluates whether the overall structure of the executive compensation program should be maintained or should be modified.

Each year the Committee determines each NEO’s base salary, annual target incentive compensation and long-term equity incentive compensation separately and establishes the goals and performance measures for short and long-term incentives and equity compensation. In doing so, the Committee considers and relies on recommendations from the Company’s Chairman and CEO regarding the amount and type of compensation and incentives to be awarded to each NEO (other than the CEO) and his evaluation of each NEO’s individual performance and achievement of strategic goals and objectives. The Committee reviews the recommendations each year and may approve, modify or reject the proposals to ensure that the NEOs’ compensation appropriately reflects the Company’s overall compensation philosophy and objectives as well as the individual’s performance and achievement of established objectives and the Company’s performance during the year. The Committee separately considers and evaluates the CEO’s performance and establishes his compensation and incentives each year.

Philosophy and Objectives of the Company’s Executive Compensation Program

The Committee is dedicated to creating an effective executive compensation program that rewards the achievement of annual and long-term performance goals, reflects the executive’s individual performance as well as the Company’s performance and is designed to align the executive’s  interests with those of the Company’s shareholders. The Committee intends the program to motivate a superior team of executives that will help the Company achieve long-term success in an increasingly competitive business environment. As a result, the Committee has established a program that includes significant focus on pay that relates to both individual and corporate performance.

The Committee strives to provide compensation and incentives that encourage executives to make a long-term commitment to the Company and develop pride and a sense of Company ownership that is consistent with and will further all shareholders’ ownership interests. By rewarding the NEOs’ achievement of targets and goals that reflect both individual performance and achievement of overall corporate business strategy, the Committee believes it can effectively focus the NEOs’ attention on improving the Company’s financial and competitive position in the market and on successfully achieving fundamental corporate objectives including maximizing shareholder returns. The program contains both cash and equity incentives that emphasize performance that furthers the Company’s overall business strategy and that motivate executives to increase shareholder value over the long-term.

Each year the Committee measures individual performance of assigned duties, achievement of annual and long-term corporate targets and objectives and considers whether overall compensation remains competitive and reasonable given the specific circumstances facing the Company that year. By setting such targets and performance goals each year and evaluating each individual NEO’s achievement of the targets each year to determine compensation and incentive awards, the Committee seeks to create a compensation program that ensures the Company can continue to attract, retain and motivate highly skilled and effective executives who can successfully lead the Company going forward and continue to grow the Company’s business in this competitive industry.

The Committee does not apply any specific formula to determine the amount of compensation, the type of awards, or the balance between cash, equity and other non-cash incentives and benefits for NEOs. The Committee believes that flexibility in the compensation program and structure as well as in the process for setting each NEO’s compensation is necessary to permit adjustments in compensation that reflect the quickly changing business environment and economic conditions facing the Company each year. Instead of using a formula, the Committee annually reviews NEO compensation and makes determinations considering relevant factors including the specific business climate, achievement of annual and long-term goals, individual performance, and other factors including requirements of applicable employment agreements and recommendations from the CEO. The Committee believes this approach more consistently adheres to its overall philosophy and better helps to ensure that NEO compensation continues to motivate the executives, remains consistent with the Company’s business strategy and furthers the best interests of the Company.

Establishing the Overall Structure of the Company’s Current Executive Compensation Program

Based on the  philosophy and objectives described above, the Committee has structured a program that includes salary as well as annual and long-term incentive compensation with cash and non-cash components to motivate executives to achieve the strategic performance goals. The Company’s current compensation structure is largely based on recommendations made in 2003 by compensation consultants from Deloitte & Touche who were retained by the Committee to analyze and evaluate the Company’s executive compensation program. At that time, the consultants reviewed and assessed the Company’s overall executive pay program to determine whether it was market competitive, internally equitable and provided the appropriate balance between fixed and performance-variable pay to ensure that the program appropriately reflected the risks and challenges facing the Company’s executive team.

The consultants reviewed with the Committee survey data regarding compensation practices and payments by comparable organizations and the relationship between measures of company size and performance and corresponding executive pay levels. The comparison group selected by the consultants in connection with the 2003 analysis was comprised of broadcasting industry peer companies including:

Acme Communications,	Belo Corporation,
Crown Media Holdings, Inc.,	Emmis Communications,
Fisher Communications,	Granite Broadcasting Corp.,
Gray Communication Systems, Inc.,	Hearst-Argyle Television, Inc.,
Insight Communications,	Media General, Inc.
Paxson Communications Corp.,	Sinclair Broadcast Group, Inc.,
The Liberty Corporation, and	Univision Communications, Inc.

Based on the comparisons and the consultants’ recommendations at that time, the Committee decided to set executive compensation levels at or above competitive median market levels to provide compensation opportunities comparable to those paid by broadcast media companies that compete for executives with similar talents. Specifically, based on the recommendations of the consultants at the time, the Committee agreed to generally target compensation opportunities at the 75th percentile of competitive market levels, as warranted by annual performance.

The consultants also recommended that the Committee manage executive compensation using a structure that allows flexibility in the mix of pay elements and amounts while fixing target pay at desired levels. The Committee agrees that flexibility is a key component in ensuring that executive pay reflects current conditions facing the Company and, as a result, the Committee does not adhere to a pre-established policy regarding the allocation between cash and non-cash or long and short-term incentives.

The consultants recommended target compensation levels based on the Company’s compensation philosophy and competitive pay positioning versus the broadcast media peer group. To create a more balanced overall pay structure, the consultants also recommended that the pay mix include an annual cash incentive award tied to a fixed percentage of base salary. The Committee developed target total compensation levels, including salary, and target annual and long-term incentive opportunities, for each executive position based on the consultants’ recommendations as modified by the Committee in its discretion. Each NEO’s target pay levels are set forth in their individual employment agreements.

The Annual Process for Setting NEO Compensation

In the first quarter of each year, the Committee establishes targets and performance goals with respect to annual and long-term incentives for the year and communicates those targets to each NEO. After year-end, the Committee conducts an individual performance evaluation of each NEO to determine whether such targets and goals were achieved and decides on the total compensation package for each NEO for the year subject to the requirements and target pay levels set forth in the individual  employment agreements.

The Committee evaluates each component of compensation separately to determine whether it is both competitive and reasonable given the specific circumstances of that year and evaluates whether and to what degree each NEO met performance objectives and goals and how the individual performed and contributed to the Company otherwise. The Committee considers applicable performance data, individual achievement of performance criteria, individual experience and compensation history and other relevant information regarding competitive and market conditions during the process and determines the mix of cash, long and short-term cash and equity incentives, generally paying base salary and annual incentives in cash and long-term incentives in stock in order to align the NEOs financial interest with those of the Company’s shareholders. The individual evaluation process is subjective and, except with respect to the

CEO, the Committee relies on the performance evaluation and recommendations presented by the Company’s CEO. The Committee does not typically use an exact formula for determining the relative importance of each of the factors it considers, nor does the Committee use a precise measure of how each of the individual factors relates to the Committee’s decision with respect to each NEO’s annual compensation.

With respect to the CEO of the Company,  the Committee annually reviews and approves corporate goals and objectives as well as evaluates individual performance in light of those goals and objectives. Based on this evaluation, the Committee establishes the CEO’s total compensation for the year subject to the requirements and pay levels set forth in his individual employment agreement. The Committee recognizes that as one of the Company’s largest shareholders, Vincent Young’s personal financial well-being is directly tied to the overall performance of the Company as reflected in the price per share of common stock.  In determining the long-term incentive component of the CEO’s compensation, the Committee considers, in its discretion, the Company’s performance and relative shareholder return, the value of similar incentive awards to persons with comparable positions at comparable companies, and the CEO’s individual experience, compensation history and past equity awards.

In 2006, the Committee established targets and performance measures for NEOs including the CEO by referencing the Company’s short-term financial gains including net sales, net operating income, affiliate sales revenues, individual station performance and retransmission revenues as well as station and affiliate operating expenses. In addition, the Committee considered short-term non-financial markers including station market ratings, ratings for primary news products and the overall revenue share for each station. Finally, the Committee evaluated long-term financial considerations including stock trading prices and trends as well as investment activity and performance of the Company’ publicly traded bonds and secured debt as well as each NEO’s individual performance and contributions to the Company. The achievement of goals and targets and the resulting decisions regarding NEO 2006 compensation are discussed on pages 18 to 20 below.

Executive Compensation in 2006

Components of 2006 NEO Compensation

In 2006, the principal components of NEO compensation included:

•       base salary;

•       performance-based annual incentive compensation;

•       long-term equity incentives in the form of deferred stock units; and

•       retirement benefits and other personal benefits and perquisites.

This section describes the general features of each of the components of NEO compensation, why the Committee uses each component and how the Company set the amount of each in 2006. Each NEO has an individual employment agreement setting forth the terms of their employment including base salary levels and requirements with respect to each of the components identified above. The material terms of the employment agreements are generally described in this section.

Base Salary

The Company pays each NEO an annual salary (“Base Salary”) which is paid in cash in bi-monthly increments over the year for services rendered by each NEO during that year. Base Salary is intended to provide executive’s with pay for their work and provide an underlying level of compensation security to executives so that their day-to-day energies can be focused on the business of the Company. Base Salary reflects the NEOs’ position and role with the Company, experience, longevity with the Company and individual performance.

The Base Salary of each NEO is set forth in the Summary Compensation Table on page 26 below and was based on the pay levels established and set forth in their individual employment agreements, discussed on page 23 below. In 2006, consistent with the requirements of each NEO’s individual employment agreement, the Base Salary of each was increased five percent (5%) to reflect factors including inflation, cost of living increases as well as individual performance, increased experience and changing or increased roles with the Company. The Committee has the authority to make additional increases to Base Salary, but did not make any additional increases to any individual NEO’s Base Salary or pay any additional salary amounts to NEOs in 2006.

Annual Incentive Pay

The annual incentive component of NEO compensation (the “Annual Incentive”) rewards the executives for short-term (annual) achievement in personal performance and for their individual contributions to help the Company accomplish its target corporate goals. Annual Incentives give executives an increased cash compensation opportunity each year based on annual targets and goals set by the Committee. Each NEO’s Annual Incentive opportunity recognizes their senior-level responsibilities, decision-making authority and expansive duties, the competitive environment in which the Company must recruit and retain senior management and the potential impact the individual NEO has each year on the success of the Company.

The Committee believes that Annual Incentives are an important element of executive compensation and are necessary to help the Company retain a competitive compensation program compared to other peer companies in this industry and optimize the Company’s ability to attract and retain and motivate superior executives. As a result, the Committee established the Company’s Annual Incentive Plan (the “AIP”) for executives in 2003 following the comprehensive review of compensation structure by the compensation consultants discussed on pages 15 and 16 above. The terms of the AIP are set forth in the Company’s 2004 Equity Incentive Plan which was presented to and approved by the Company’s shareholders at the 2004 Annual Meeting. The 2004 Equity Incentive Plan is discussed in more detail on pages 20 and 21 below.

The AIP provisions in the 2004 Equity Incentive Plan provide the potential for each NEO to receive significant incentive pay based on the performance of the Company’s operating cash flow (“OCF”) levels each year. Generally, the Company’s OCF is the Company’s operating income before income taxes and interest expenses, plus depreciation and amortization and non-cash compensation, less payments for program license liabilities as reported on the Company’s consolidated statement of income. The television broadcasting industry generally recognizes an entity’s  OCF as the appropriate means of valuing companies in the industry. The Committee agrees that OCF is an appropriate measure for valuing the Company and accordingly, the Committee believes it to be in the best interests of shareholders that the Company’s annual bonus plan incentivize the executive officers to achieve the highest possible OCF.

Consistent with the provisions of the AIP, the Committee used OCF as the primary measure for the NEO’s Annual Incentive in 2006. The Committee established the following objectives for 2006:  (i) attain specified short-term net revenue and operating cash flow goals for each of the Company’s stations, (ii) maintain or increase market share of the Company’s stations individually and as a group, (iii) maintain or increase ratings of primary news programming and (iv) maintain the Company’s stations’ share of market revenue. In addition, the Committee determined that certain long-term quantitative and subjective measures be evaluated, including the performance of the Company’s publicly-traded common stock and bonds compared to industry averages, the Company’s ratings and market position within each market in which it owns a television station, and success at attracting and retaining key staff members.

In accordance with the AIP, a bonus pool equal to 9.5% of the Company’s OCF was established for all employees and executives (not solely NEOs) eligible under the AIP in 2006. The allocation of amounts of the Annual Incentive pool among the NEOs in 2006 was determined by the Committee in its discretion based on each officer’s individual target bonus for the year as established by the Committee in the first quarter of 2006 and relying (except in the case of the CEO) on recommendations and consultation with the Company’s CEO regarding achievement of goals and individual performance during the year.

The target Annual Incentive for each NEO is based on a percentage of such executive’s Base Salary and reflects the target pay levels set forth in individual employment agreements. The target Annual Incentives for NEOs in 2006 were as follows:  100% of Base Salary for the CEO, 70% of Base Salary for the CFO and 70% of Base Salary for the President. In 2006, the NEOs’ target and actual payouts under the AIP were as follows:

	2006 Target	2006 Actual
Vincent Young	$1,274,303	$1,147,000
Deborah McDermott	$491,369	$442,000
James Morgan	$446,699	$402,029

Under the AIP, the Committee has the discretion to decide that no Annual Incentive should be paid with respect to a given year or that the full target amount or some reduced portion of the target amount should be paid based upon the Committee’s evaluation of the degree of achievement of the financial and non-financial business objectives and individual targets and criteria. In 2006, the Committee determined that each NEO should receive an Annual Incentive payment under the AIP equal to 90% of the target amount.

In evaluating NEO performance in 2006, the Committee discussed and evaluated the extent to which management and the Company had achieved the objectives and performance criteria established at the beginning of 2006, and the aggressive response of management to the difficult market forces faced by the Company and the television industry generally during 2006. The Committee considered that the actual levels of net revenue and OCF achieved for 2006 were approximately 93.6% and 75.4%, respectively, of the amounts targeted. The Committee noted that despite the fact that the Company did not fully achieve the aggressive targets for net revenues and OCF, 2006 was a very good year for the Company, and that many of the factors that contributed to the revenue and OCF shortfalls were beyond management’s control.

In particular, in its analysis the Committee noted among other relevant factors that the Company’s net sales increased 14% in 2006 and station expenses were essentially flat after factoring out the programming write-down associated with the switching of KRON-TV in San Francisco from an independent station to a MyNetwork affiliate. In addition, the Company’s net operating income increased 66% in 2006 compared to 2005 or over 78% without the programming write-downs. Net income also increased 38% and the Company’s network affiliates’ local sales revenues grew 4.3% despite spot inventory pressure from political advertising revenues. And, while network affiliate operating expenses grew 3.5%, sales expenses including costs associated with the “Third-Leg” business initiatives comprised 45% of that increase. The Committee noted that political advertising revenues in 2006 were $31.7, which was an increase of $27.1 million over 2005, and that, despite the impact of this volume of political advertising on stations’ spot inventory, non-political revenues grew 1.6% in 2006. The Committee noted that this growth was one of the strongest showings in the broadcast television sector.

The Committee recognized that KRON-TV in San Francisco did not  contribute to the Company’s cash flow in 2006 as much as desired, but believes that the fundamental changes in the manner that KRON is run that the Company implemented in 2006 will create significant improvements that make the future of the station promising. The Committee also believes the Company is positioned favorably for the upcoming negotiation of retransmission agreements as a result of work and strategies implemented in 2006.

Additionally, the Committee recognized that Company Class A common stock  showed substantial signs of recovery with an 8.5% increase in closing price over 2005.

Finally, in evaluating NEO performance and determining the amount of each NEO’s Annual Incentive in 2006, the Committee also considered that the AIP:  (i) serves as a device to encourage the continued retention of the executives, whose services to the Company are an important asset of the Company, (ii) rewards the executives for exemplary performance during a period of challenging business and economic conditions and (iii) accordingly incentivizes the executives to continue to perform at a high level.

The Committee determined that, based on all of the considerations and the performance of each NEO and the Company in 2006, it was appropriate and reasonable, and in the best interests of the Company and its stockholders, to make Annual Incentive payments to each NEO equal to 90% of the previously established  target Annual Incentive for each such executive. Accordingly, the Committee approved the payment of cash to each NEO with respect to 2006 as indicated in the “2006 Actual” column in the table above and also set forth in the Summary Compensation Table on page 26 under the column entitled “Bonus”.

Deferred Stock Units

As discussed above, the Committee considers equity compensation a critical component of the Company’s executive compensation program and believes that long-term equity incentives are the best means to align the NEOs’ financial interests to those of the Company’s shareholders. Further, the Committee believes that long-term equity incentive awards are necessary both to achieve the Company’s overall compensation objectives and to help the Company retain a competitive compensation program when compared with peer companies in this industry.

The 2004 Equity Incentive Plan provides the Committee and the Company with a wide variety of opportunities to make various types of cash and equity incentive awards to executives as a means to implement the Company’s overall executive compensation program and strategies. Potential awards under the 2004 Equity Incentive Plan include stock options, restricted stock, deferred stock, dividend equivalents, performance units, annual incentives and other stock-based awards. To date, including the compensation paid in 2006, the NEOs have received only Annual Incentives paid in cash under the AIP provisions of the 2004 Equity Incentive Plan (as described on pages 18 to 20 above) and the Deferred Stock Units described in this section.

In the past, the Committee used stock options as the primary long-term equity incentive for executives, but recently decided that deferred stock units (“DSUs”) are currently a more effective means to compensate and motivate the NEOs. A DSU represents the right to receive one share of the Company’s stock following termination of the NEO’s employment to the extent such units have vested prior to the date the NEO terminates employment. Therefore, executives do not realize any gains from the stock received pursuant to the DSU awards until they terminate employment. As a result, the Committee believes DSUs provide an effective incentive to maximize the Company’s value that continues until the executive terminates employment, unlike types of equity awards where shares can be disposed of immediately when the awards vest or the restrictions lapse.

The Committee decided to use DSUs instead of stock options in 2004 after the fair market value of the Company’s common stock dropped below the exercise price of all outstanding options. The diminished value of the stock reduced the incentive value of the options and made the stock options an ineffective means to reward, motivate or retain executives. Unlike options, DSUs retain some value even if stock prices decline. Like stock options, DSUs provide a retention incentive because they are forfeited if the executive terminates employment before the award is fully vested and, because the DSUs are payable is shares of the Company’s stock, they also provide a strong link aligning the NEOs long-term financial interests with those of the Company’s shareholders. As discussed in detail in the Company’s 2006 Proxy Statement, the Company cancelled each NEOs’ outstanding stock options in exchange for DSUs in 2005 (other employees were permitted to exchange options for restricted stock) and DSUs are currently the sole equity compensation awarded to the NEOs under the 2004 Equity Incentive Plan and the sole form of equity compensation held by the NEOs.

In 2005, the Committee established a target equity award opportunity (expressed as a dollar value opportunity based on a percentage of Base Salary) for each NEO after reviewing survey data on industry peers and reviewing recommendations from compensation consultants at Deloitte & Touche. The compensation consultants reviewed with the Committee information regarding the practices and awards made at comparable organizations in the industry and the relationships between measures of company size and performance and the corresponding equity awards. For purposes of this analysis, the compensation consultants used the same group of broadcasting industry peer companies as used in the 2003 executive compensation analysis discussed and set forth on page 16 of this CDA. Based on the analysis and the consultants’ recommendations at that time, the Committee decided to set target executive equity award opportunities at median market levels generally using a benchmark at the 50th percentile of awards made by broadcast media companies that compete for executives with similar talents. Specifically, the Committee established target equity award opportunities as follows:  150% of Base Salary for the CEO, 100% of Base Salary for the CFO and 100% of Base Salary for the President.

In accordance with the recommendations of the compensation consultants, the Committee determined the actual DSU award for each NEO in 2006 by discounting the target equity award opportunity by 33% and converting the resulting figure into the number of DSUs to be awarded to each NEO. The Committee determined the actual number of DSUs by dividing the discounted target equity award opportunity by the fair market value of the shares as of the date of the award, or $3.62 per share in 2006. Using this method, in June 2006 the Committee awarded DSUs to each NEO as set forth in the Grants of Plan-Based Awards Table on page 27.

Under the 2004 Equity Incentive Plan, DSUs vest in equal installments over three years with 1/3 of each award vesting on the first, second and third anniversaries of the relevant award date. In the event an NEO dies or becomes disabled while employed, all of their DSUs vest immediately. If an NEO engages in any “Wrongful Activities” (as that term is defined in the 2004 Equity Incentive Plan) including:  (i) commission of an act punishable as a felony in connection with employment, (ii) unlawfully taking or using any Company property or assets, or (iii) violation of the terms of any agreement regarding confidentiality, non-competition, non-disparagement, the DSUs are subject to forfeiture and the DSU award may be cancelled. In such case, the NEO will be required to return any cash or shares received pursuant to the award and if such shares have been sold, will have to return any gain realized upon such sale.

The DSUs entitle executives to dividend equivalents whenever dividends or distributions are made with respect to the Company’s common stock. Dividend equivalents are credited to the executive in the form of additional DSUs which are subject to the same vesting terms and other conditions as the DSUs for which the dividend equivalents were credited.

Retirement Benefits

Pursuant to the terms of the individual employment agreement, each NEO is entitled to participate in the Company’s retirement plans on the same terms and conditions as such plans are available to other senior executives of the Company. The Company currently maintains only one such retirement plan, the Company’s 401(k) Savings Plan (the “401(k) Plan”), which was established pursuant to Section 401(k) of the Code and is intended to allow  employees, including the NEOs, to defer a portion of their current compensation on a tax efficient basis as a means to encourage individuals to plan for their retirement.

The 401(k) Plan is a tax qualified defined contribution plan, for all eligible employees, including but not limited to the NEOs. The plan offers a voluntary pre-tax salary deferral feature that allows participants including NEOs to defer a portion of their current compensation on a favorable pre-tax basis. The Company makes a dollar-for-dollar matching contribution on each participant’s contributions up to the first 3% of a participant’s considered compensation and makes a 50-cent matching contribution on each dollar of the next 2% of considered compensation—or a total match of up to 4% of the participant’s considered compensation. The Company uses this formula to match the contributions of all participants including, but not limited to the NEOs.

The Company matching contributions to all participants are made in the form of Class A Common Stock. The shares are contributed by the Company to the 401(k) Plan after each calendar quarter with respect to the participant contributions made in such quarter and are valued at fair market value based on the closing price of the Company’s stock as of the last day of such quarter. As a result, all participating employees benefit from increases in the value of the Company’s stock that has been contributed to their accounts under the 401(k) Plan.

NEOs and other highly compensated employees are subject to restrictions on the tax-advantaged benefits available to them under the 401(k) Plan. The Code limits the contributions they can make, the matching contributions they receive and the compensation that is considered to determine benefits under the 401(k) Plan. The Code also limits on the total dollar amount of annual additions for any employee to $15,000 in 2006, or $20,000 if a participant is over 50 years of age.

Supplemental Deferred Compensation Plan

In 1997, the Company established the Executive Supplemental Deferred Compensation Plan (the “Supplemental Plan”) to offer certain highly compensated employees, including the NEOs, and certain other key management personnel, an opportunity, in addition to the Company’s 401(k) plan, to defer tax on compensation. Under the Supplemental Plan, at the participant’s election, the Company defers up to 25% of the participant’s annual compensation. In addition, participants may elect to defer into the Supplemental Plan part or all of their year-end bonuses under the Annual Incentive Plan. Under the Supplemental Plan, participants would not be taxed on the deferred funds or earnings until the amounts are actually distributed to them. Following termination of employment for any reason, the Company will pay to the participants their deferred funds, adjusted for gains and losses. The compensation deferred by the participants (as adjusted for earnings or losses) remains the general property of the Company until the amounts are distributed to the participants. Therefore, the participants’ benefits are subject to claims of unsecured general creditors of the Company.

Participants in the Supplemental Plan designate the deemed investments of their accounts from among a group of publicly traded mutual funds designated by the Company. This group of funds is similar, but not identical, to the funds available under the Company’s 401(k) plan. Because the funds are publicly traded and widely held, they are not considered to offer above-market or preferential earnings.

No named executive officer deferred any compensation into the Supplemental Plan in 2006. Other information concerning the participation of the NEOs in the Supplemental Plan is set forth in the Nonqualified Deferred Compensation Table for 2006 on page 29.

Perquisites and Other Personal Benefits

To remain competitive with other employers in the industry and to attract and retain talented executives, the Company provides NEOs with health and welfare benefits and other perquisites and personal benefits that the Committee believe are reasonable and consistent with the Company’s overall compensation objectives. The Committee periodically reviews the perquisites and other personal benefits provided to NEOs and the NEOs currently receive benefits and perquisites including:  medical, dental, vision, disability, group life, short-term and long-term disability protections, leased automobiles, auto repair and gas allowances, country club and executive club dues, tax and financial planning services, parking reimbursements, E-Z pass reimbursement and long-term care premiums. The benefits and perquisites are generally made available under the same programs and on the same terms and conditions as the Company’s other senior management executives or are as required under the NEOs’ individual employment agreements.

Employment Agreements

The Company has entered an individual employment agreement with each NEO setting forth the terms of their employment and the elements of their compensation including target pay levels established by the Committee for each position. The current term of each agreement ends on March 31, 2010, with automatic three-year renewal terms commencing upon the expiration of such term. The following description generally outlines the material provisions of the employment agreements that are currently in effect.

The agreements each provide for the Base Salary set forth in the Summary Compensation Table on page 26 and discussed in greater detail on page 17 of this CDA. The Base Salary amount is subject to an automatic annual increase of 5% (subject to additional increases at the discretion of the Board). Neither the 5% annual increase amount nor the amount of Base Salary can be reduced. The agreements provide that the executives are entitled to participate in the Company’s AIP and incentive plans and establish the target Annual Incentive pay level for each executive which are set forth in the Summary Compensation Table on page 26. Under the agreements, the executives are also entitled to receive other employee benefits, retirement benefits and other perquisites as are generally available to the Company’s senior management employees. Each NEO receives a Company-provided leased automobile for personal use and the Company pays for all routine maintenance, repair and insurance costs for that vehicle. In the event the executive and his or her covered dependents lose coverage under the Company’s group health plan, the agreements require the Company to pay the premiums for continuation coverage (commonly called “COBRA coverage”) for as long as the executive and his or her dependents are entitled to receive COBRA coverage.

Each agreement provides that either the Company or the employee may terminate the agreement on notice given at least 90 days before the expiration of the term or any renewal term, and upon such termination the Company shall pay the employee all amounts due for the current term plus, if a termination is by the Company without good cause, a payment of one month of the employee’s base salary for each year of service with the Company.  For this purpose, Mr. Young is deemed to have commenced service on July 1, 1986, Ms. McDermott on April 1, 1986, and Mr. Morgan on March 1, 1992.

In addition, each employment agreement has change-of-control severance provisions that are intended to assure the retention and performance of executives if a change-of-control of the Company occurs. The provisions are designed to reduce the distraction of the Company’s  executives that might otherwise arise from the personal uncertainties caused by a change-of-control, to encourage the executive’s full attention and dedication to the Company during the critical periods preceding and following a change-of-control, and to provide the executives with compensation and benefits following a change of control that are consistent with general industry. The specifics terms of the change-of-control provisions and severance benefits are described in the narrative information and accompanying tables contained under the section entitled “Potential Payments Upon Termination or Change in Control” on pages 30 through 33 below.

Other Matters Regarding Executive Compensation

Tax, Accounting and Regulatory Considerations

The Committee takes tax, accounting, and regulatory requirements into consideration in establishing the overall structure of the executive compensation program, in choosing the particular elements of  the  compensation and in the procedures used to set and pay those elements. Specifically, the Committee considers the Company’s executive compensation programs and arrangements in light of the requirements and limitations in Section 162(m) each year when setting executive compensation for the NEOs.

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1 million for the taxable year. Certain types of “performance based” compensation in excess of $1 million are deductible if (i) performance goals are specified in detail by a compensation committee comprised solely of two or more outside directors, (ii) the material terms of the compensation, including the performance goals, are disclosed to the stockholders and approved by a majority vote of the stockholders prior to payment of such compensation and (iii) the compensation committee certifies that the performance goals and any other material terms under which the compensation is to be paid were in fact satisfied. The design of the AIP and the 2004 Equity Incentive Plan is intended to provide incentive compensation that will be deductible as performance-based compensation notwithstanding the limits of Section 162(m) . The Committee is dedicated to an executive pay program that is focused on pay for performance and  it anticipates that its incentive compensation programs will generally meet the requirements for “performance-based” compensation under Section 162(m).

While the Committee gives due consideration to the deductibility of compensation payments of NEOs’ compensation, the Committee makes its compensation decisions based on the objectives and strategic goals set forth above and makes an overall determination of what it believes to be in the best interests of the Company and its stockholders. The deductibility of compensation is only one among a number of factors used by the Committee in making its compensation decisions. Accordingly, the elements of executive compensation may not always be deductible under the Section 162(m) if the Committee believes that such arrangements otherwise further the Company’s compensation objectives and further the best overall interests of the Company.

Section 409A of the Code was recently enacted and provides that deferred compensation (including certain forms of equity awards) are subject to additional income tax and interest unless paid pursuant to a plan and procedures meeting certain requirements of the Code. The Company will review its plans,  policies and arrangements to determine the applicability of Section 409A and anticipates revising and changing arrangements and plans as the Committee deems necessary to conform to these new requirements.

Stock Ownership Guidelines

The Company does not currently have any stock ownership guidelines for executives generally or the NEOs specifically. The Committee is committed to flexibility in the executive compensation program and believes that each NEO’s financial well-being is sufficiently tied to the Company’s performance and aligned with the shareholders interests as a result of the Deferred Stock Units discussed in this CDA on pages 20 and 21.

Adjustment or Recovery of Payments

The Company does not have a formal policy for adjusting or recovering payments if the relevant performance measures upon which such payments are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under Section 304 of the Sarbanes-Oxley Act, if the Company’s financials must be restated as a result of misconduct, then the CEO and CFO must repay bonuses, incentive-based compensation, equity based compensation, and stock sale profits received during the 12-month period following the initial filing of the financial information that must be restated. The Company does not anticipate this situation, but if it occurs, the Company would expect to recover amounts to the extent that the restated financials would have resulted in reduced awards. In other events the Company will review the situation in light of the responsibility of the individuals involved and the extent to which the award or payment to individuals not responsible nevertheless represented appropriate compensation for their services.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors
David C. Lee, Chairman Alfred J. Hickey, Jr. Reid Murray

Summary Compensation Table for 2006

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	All Other Compensation(3)	Total
Vincent Young	2006	$1,335,055	$1,147,000	$851,472	$35,912	$3,369,439
Principal Executive Officer
James Morgan	2006	$638,142	$402,029	$274,837	$48,907	$1,363,915
Principal Financial Officer
Deborah McDermott	2006	$701,955	$442,000	$228,767	$34,003	$1,406,725
President

(1)          The amounts shown in this column reflect the cash amounts awarded to the named executive officers in respect of 2006 under the Annual Incentive Plan, which is discussed in further detail beginning on page 18 under the heading “Executive Compensation in 2006—Annual Incentive Pay.” These cash amounts were determined by the Compensation Committee at a meeting held on February 22, 2007 and such amounts were paid out to the named executive officers shortly thereafter.

(2)          The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 (in accordance with FAS 123(R)) in respect of deferred stock units awarded to the named executive officers in 2005 and 2004. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. The amounts so recognized for 2006 in respect of each named executive officer was calculated by multiplying one-third of the number of deferred stock units awarded to such named executive officer in 2005 and in 2004 (which is the number of deferred stock units awarded in 2005 and 2004 that vested during 2006) by the closing price of the Company’s Class A common stock on the date of each such award of deferred stock units. The following table reflects, for each named executive officer, the amount of compensation expense recognized by the Company in 2006 in respect of deferred stock units awarded in 2005 and 2004:

Named Executive Officer	Amount Recognized in 2006 for 2005 Deferred Stock Unit Awards	Amount Recongized in 2006 for 2004 Deferred Stock Unit Awards
Vincent Young	$505,847	$345,625
James Morgan	$153,177	$121,660
Deborah McDermott	$107,107	$121,660

Deferred units were first awarded in 2004 and, as of December 31, 2006, deferred stock units constituted the sole form of equity incentive compensation held by the named executive officers. No compensation expense was recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in respect of deferred stock units awarded to the named executive officers in 2006.

(3)          The amounts shown in this column reflect for each named executive officer:

•       employer contributions to the Company’s 401(k) Plan on behalf of the named executive officers (such contributions were made in the form of shares of the Company’s Class A common stock valued at fair market value on the date of contribution) more fully described on page 21 under the heading “Executive Compensation in 2006—Retirement Benefits”;

•       life insurance premiums paid in respect of the named executive officers for a policy that pays a death benefit of approximately one times the executive’s base salary;

•       premiums paid on behalf of the named executive officers for long-term care, supplemental disability and the aggregate incremental premiums paid under the Company’s medical and dental plans;

•       the value attributable to personal use of Company-provided automobiles, including parking reimbursement, gas and tolls; and

•       dues paid on behalf of the named executive officers for country club memberships.

The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer. For items included that are not perquisites, no such item for any named executive officer exceeded $10,000.

Grants of Plan-Based Awards for 2006

The table below shows the number of deferred stock units awarded to each of the named executive officers during the fiscal year ended December 31, 2006. Deferred stock units were the only type of plan-based awards awarded to the named executive officers during such year.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards(2)
Vincent Young	6/6/2006	381,450	$1,380,849
James Morgan	6/6/2006	121,550	$440,011
Deborah McDermott	6/6/2006	133,700	$483,994

(1)          The amounts shown in this column reflect the number of deferred stock units granted on June 6, 2006 to each named executive officer pursuant to the 2004 Equity Incentive Plan. These grants of deferred stock units are discussed in further detail on page 20 under the heading “Executive Compensation in 2006—Deferred Stock Units.” Each deferred stock unit represents the right to receive one share of the Company’s common stock following the date of termination of the named executive officer’s employment with the Company, to the extent the units have vested as of such date. The deferred stock units vest in equal installments on the first, second and third anniversaries of the date of award. Vesting is accelerated in the event of death or disability prior to termination of employment. The deferred stock units are subject to forfeiture if the named executive officer violates any of the restrictive covenants (confidentiality, non-disparagement) during employment or within one year thereafter. The deferred stock units also entitle the named executive officer to receive dividend equivalents whenever dividends or distributions are made with respect to shares of the Company’s common stock. Dividend equivalents will be credited to the named executive officer in the form of additional deferred stock units which shall be subject to the same vesting and delivery schedule as the deferred stock units for which they were credited.

(2)          The amounts shown in this column reflect the number of deferred stock units awarded multiplied by $3.62, which was the closing price of the Company’s Class A common stock on June 6, 2006.

Outstanding Equity Awards at Fiscal Year-End for 2006

In 2004, the Company began granting deferred stock units to the named executive officers as long term equity incentive compensation under the 2004 Equity Incentive Plan. Prior to the first grant of deferred stock units, stock options were the sole form of equity compensation granted to and held by the named executive officers. On November 29, 2005, all of the outstanding and unexercised stock options then held by the named executive officers were cancelled and, in exchange for such cancelled options, such individuals received deferred stock units. There have been no subsequent grants of stock options to the named executive officers. As of December 31, 2006, deferred stock units constitute the sole form of long-term equity incentive compensation held by the named executive officers.

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Vincent Young	725,072	(3)	$2,044,703
James Morgan	228,261	(4)	$643,695
Deborah McDermott	223,728	(5)	$630,913

(1)          The amounts shown in this column reflect the number of deferred stock units previously granted to the named executive officer that had not vested as of December 31, 2006. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the date of termination of the named executive officer’s employment with the Company, to the extent the units have vested as of such date. The deferred stock units vest in equal installments on the first, second and third anniversaries of the date of award. Vesting is accelerated in the event of death or disability prior to termination of employment.

(2)          The amounts shown in this column reflect the number of unvested deferred stock units multiplied by $2.82, which was the closing price of the Company’s Class A common stock on December 29, 2006.

(3)          Vesting of these deferred stock units is as follows: 309,378 vest in 2007, 288,544 vest in 2008 and 127,150 vest in 2009.

(4)          Vesting of these deferred stock units is as follows: 97,539 vest in 2007, 90,205 vest in 2008 and 40,517 vest in 2009.

(5)          Vesting of these deferred stock units is as follow: 93,247 vest in 2007, 85,914 vest in 2008 and 44,567 vest in 2009.

Option Exercises and Stock Vested for 2006

The table below shows information concerning deferred stock units held by the named executive officers that vested during the year ended December 31, 2006. No named executive officer held or exercised stock options during the year ended December 31, 2006.

Name	Stock Awards: Number of Shares Acquired on Vesting (#)(1)	Stock Awards: Value Realized on Vesting (2)
Vincent Young	182,228	$415,123
James Morgan	57,022	$130,811
Deborah McDermott	48,681	$112,877

(1)          The amounts shown in this column reflect the number of deferred stock units previously granted to the named executive officer that vested during the year ended December 31, 2006. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the date of termination of the named executive officer’s employment with the Company, to the extent the units have vested as of such date. The vesting of such deferred stock units does not result in taxable income to the named executive officer; rather, taxable ordinary income is realized by the named executive officer on the date that the stock is delivered following termination of employment.

(2)          The amounts shown in this column reflect the aggregate value realized during the year ended December 31, 2006 upon the vesting of deferred stock units, as calculated by multiplying, for each date on which vesting of deferred stock units occurred, the number of deferred stock units that vested on such date by the closing price of the Company’s Class A common stock on such date. These amounts do not necessarily correspond to the actual value that will be recognized by the named executive officers, because the shares of common stock underlying vested deferred stock units are not delivered to the named executive officer, and thus may not be sold, until following termination of employment.

Nonqualified Deferred Compensation Table for 2006

The table below shows information concerning the Executive Supplemental Deferred Compensation Plan for 2006. No named executive officer deferred any compensation into the Supplemental Plan in 2006. None of the amounts reported in the table below were reported as compensation in the Summary Compensation Table for 2006. The Supplemental Plan is discussed in further detail on page 22 under the heading “Executive Compensation in 2006—Supplemental Deferred Compensation Plan.”

Name	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
Vincent Young	$0	$0	$0
James Morgan	$32,235	$0	$222,174
Deborah McDermott	$75,069	$0	$879,634

Potential Payments Upon Termination or Change in Control

The tables on pages 32 and 33 below reflect the amount and type of compensation and benefits payable to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Except for the employment agreements described below, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Other than the termination scenarios described below, there are no other termination scenarios that would involve the payment of any compensation to the named executive officers other than salary and other benefits due for the period ending on the date of termination. Any other agreement to provide such payments or benefits to a named executive officer upon termination (other than following a change in control) would be in the discretion of the compensation committee.

The Company has an employment agreement with each named executive officer. Each agreement is for a term ending on March 31, 2010. The agreements provide that the term of each employment agreement shall automatically be extended for successive three-year renewal terms unless either the Company or the named executive officer provides notice of termination of the agreement at least 90 days prior to the expiration of the term or any renewal term; if such notice of termination is not provided at least 90 days prior to the expiration of the term, the term automatically renews for a new three year period.

Payments Made Upon Termination for Cause or Upon Death or Disability

Under the employment agreements, upon the Company’s termination of the executive for cause, or upon death or disability, such executive (or his or her estate) shall be entitled to the payment of salary due for the period prior to the date of termination, death or disability. In addition, in the case of death or disability, the Company will pay the applicable premiums for the period during which the Company is required to the provide the executive and his/her dependents with continuation health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). “Cause” is defined as a breach by the executive of any of the material provisions of the Employment Agreements or of any of the material obligations of executive to the Company, whether arising under the Employment Agreements or under general principles of common law.

Payments Made Upon Termination Without Cause

Under the employment agreements, upon the termination of the executive without cause, the executive shall be entitled to:

•       continued payment of all amounts all amounts due for the then-current term of the employment agreement;

•       payment of one month of the executive’s base salary in effect at termination for each year of service with the Company. For this purpose, Mr. Young is deemed to have commenced service on July 1, 1986, Ms. McDermott on April 1, 1986, and Mr. Morgan on March 1, 1992. These payments will commence at the end of the then-current term of the employment agreement and will be paid in accordance with the Company’s standard payment practices;

•       payment of the applicable premiums for the period during which the Company is required to the provide the executive and his/her dependents with continuation health coverage under COBRA; and

•       retain the Company-provided leased automobile during the time remaining in the then current contract term.

Payments Made Upon a Change of Control

Under the employment agreements, upon a change of control of the Company (as defined in the employment agreement):

•       if the Company ceases to use the employee’s services during the term of the employment agreement in effect on the date of the change of control, the executive will continue to be paid for the remainder of the then current term of the employment agreement base salary for the year in which the change of control occurs plus an annual bonus equal to the greater of the amount the executive would have earned under the Company’s bonus plan for the year in which the change of control occurs or the amount earned under the Company’s bonus plan during the year preceding the change of control. In addition, the Company will continue to pay the applicable premiums for the period during which the Company is required to the provide the executive and his/her dependents with continuation health coverage under COBRA;

•       in the event the executive continues to perform services, the Company will pay during the remaining term of the employment agreement, the executive’s base salary plus an annual bonus equal to the greater of the bonus the executive would have earned under the Company’s bonus plan for the year or the bonus earned under any new incentive plan adopted by the Company;

•       if the Company exercises its right to terminate the agreement at the end of the then current term, the executive will receive severance benefits commencing after the end of the term equal to one month of the executive’s then current annual base salary for each year of service, in accordance with the Company’s standard payroll practices, the Company will continue to provide a leased automobile for employee’s use during the  period the employee receives severance benefits and the Company will continue to pay the applicable premiums for the period during which the Company is required to the provide the executive and his/her dependents with continuation health coverage under COBRA; and

•       if as a result of the change of control the Company requires the executive to change his or her principal place of business to another location greater than twenty miles from the location of the office in which the executive works when the change of control occurs, the executive may terminate employment on 30 days prior written notice, rather than relocating, and the Company will pay the executive the same compensation and benefits that it would pay if the Company had terminated the executive’s employment following a change of control.

In addition, upon a change of control, all deferred stock units granted to the executive will immediately vest and the executive will become immediately entitled to exercise any other then outstanding rights under the Company’s 2004 Equity Incentive Plan. In the event payments under the change of control provisions of the employment agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, the Company will provide a tax gross-up payment in an amount, which after withholding of all applicable income and employment taxes, is sufficient to satisfy the executive’s obligation to pay the applicable excise taxes on the excess parachute payments.

The following table shows the potential payments upon termination or change in control of the Company as of December 31, 2006 for Vincent J. Young, Chief Executive Officer:

Executive Benefits and Payments	Termination for Cause	Termination without Cause	Death or Disability	Change in Control (without Termination)	Upon Change in Control (with Termination)
Compensation:
Base salary	$—	$4,824,892	$—	$—	$4,355,617
Bonus	$—	$—	$—	$—	$1,147,000
Benefits & Perquisites:
Health & Welfare Benefits	$—	$25,443	$25,443	$—	$25,443
Life Insurance Benefits (payable on death only)	$—	$—	$1,335,055	$—	$—
Deferred Compensation Plan	$—	$—	$—	$—	$—
Cash Severance	$—	$2,280,719	$—	$—	$2,280,719
Accelerated Vesting of Deferred Stock Awards	$—	$2,044,703	$2,044,703	$—	$2,044,703

The following table shows the potential payments upon termination or change in control of the Company as of December 31, 2006 for Deborah A. McDermott, President:

Executive Benefits and Payments	Termination for Cause	Termination without Cause	Death or Disability	Change in Control (without Termination)	Upon Change in Control (with Termination)
Compensation:
Base salary	$—	$2,536,867	$—	$—	$2,290,128
Bonus	$—	$—	$—	$—	$442,000
Benefits & Perquisites:
Health & Welfare Benefits	$—	$25,443	$25,443	$—	$25,443
Life Insurance Benefits (payable on death only)	$—	$—	$701,955	$—	$—
Deferred Compensation Plan	$879,634	$879,634	$879,634	$—	$879,634
Cash Severance	$—	$1,213,797	$—	$—	$1,213,797
Accelerated Vesting of Deferred Stock Awards	$—	$630,913	$630,913	$—	$630,913

The following table shows the potential payments upon termination or change in control of the Company as of December 31, 2006 for James A. Morgan, Chief Financial Officer:

Executive Benefits and Payments	Termination for Cause	Termination without Cause	Death or Disability	Change in Control (without Termination)	Upon Change in Control (with Termination)
Compensation:
Base salary	$—	$2,306,246	$—	$—	$2,081,938
Bonus	$—	$—	$—	$—	$402,029
Benefits & Perquisites:
Health & Welfare Benefits	$—	$25,443	$25,443	$—	$25,443
Life Insurance Benefits (payable on death only)	$—	$—	$638,142	$—	$—
Deferred Compensation Plan	$222,174	$222,174	$222,174	$—	$222,174
Cash Severance	$—	$735,618	$—	$—	$735,618
Accelerated Vesting of Deferred Stock Awards	$—	$643,695	$643,695	$—	$643,695

Director Compensation for 2006

Prior to October 2003, non-employee directors of the Company received stock options as their sole form of compensation for serving on the Board of Directors. In October 2003, the Board of Directors, upon the recommendation of the Compensation Committee, approved the modification of such compensation program (as modified, the “Director Compensation Program”). Under the Director Compensation Program, those directors who are not also employees of the Company receive an annual retainer as fixed by the Board. For service during the twelve months beginning October 1, 2006, each of the current non-employee directors of the Company (Messrs. Hickey, Lee, Lomo, Lowe and Murray) received an annual retainer of $60,000, with half of such retainer being payable in cash and the other half being payable in deferred stock units. Accordingly, on October 2, 2006, each of the current non-employee directors was paid $30,000 in cash and was granted an award of 13,333 deferred stock units. Such number of deferred stock units was determined by dividing $30,000 by $2.25 (the closing selling price per share of the Company’s Class A common stock on the Nasdaq Global Market on October 2, 2006). The deferred stock units represent the right to receive a like number of shares of the Company’s common stock on the 180th day following the date the director ceases to serve as a board member (or, if such 180th day is not a business day, the first business day immediately succeeding such 180th day), to the extent the units have vested as of such date. The deferred stock units vest in equal installments on the first, second and third anniversaries of the date of award. If a director voluntarily leaves the Board or is removed for cause, any unvested deferred stock units will be forfeited. If a director ceases to be a Board member for any other reason, any unvested units will automatically vest in full.

Under the Director Compensation Program, the Chairman of the Audit Committee and the Chairman of the Compensation Committee is each entitled to receive an additional annual retainer of $10,000 and $5,000, respectively, paid one half in cash and one half in deferred stock units. Accordingly, on October 2, 2006, Mr. Lomo (as Chairman of the Audit Committee as of October 2, 2006) and Mr. Lee (as Chairman of the Compensation Committee as of October 2, 2006) were paid $5,000 and $2,500 in cash, respectively, and were granted awards of 2,223 and 1,111 deferred stock units, respectively.

Under the Director Compensation Program, an “extraordinary meeting fee” of $1,500 will be paid (in cash) to each non-employee director for each meeting in excess of eight Board meetings (or eight committee meetings) per year. This fee would also be paid for each in-person meeting in excess of the four regularly scheduled in-person meetings (although the fee would not also be paid for committee meetings held on the same day as such in-person meeting). Non-employee directors also receive reimbursement of out-of-pocket expenses incurred for each Board or committee meeting attended (including, without limitation, for travel, lodging and meals).

The table below summarizes the compensation paid by the Company to non-employee directors in 2006, as compensation for services during the twelve months beginning October 1, 2006:

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation	Total
Alfred J. Hickey, Jr.	$30,000	$30,000	$0	$60,000
David C. Lee	$32,500	$32,500	$0	$65,000
Leif Lomo	$35,000	$35,000	$0	$70,000
Richard C. Lowe	$30,000	$30,000	$0	$60,000
Reid Murray	$30,000	$30,000	$0	$60,000

(1)          Vincent Young, the Company’s Chief Executive Officer, James Morgan, the Company’s Chief Financial Officer, and Deborah McDermott, the Company’s President, are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. Young and Morgan and Ms. McDermott as employees of the Company are shown in the Summary Compensation Table on page 26.

(2)          The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 (in accordance with FAS 123(R)) in respect of awards of deferred stock units under the 2003 Non-Employee Directors Deferred Stock Unit Plan and thus may include amounts from awards granted in and prior to 2006. The grant date fair value of the deferred stock units awarded in 2006 to the non-employee directors is as follows: $30,000 for Alfred J. Hickey, Richard C. Lowe and Reid Murray; $32,500 for David C. Lee; and $35,000 for Leif Lomo. As of December 31, 2006, each current non-employee director has the following aggregate number of deferred stock units accumulated in their accounts for all years of service as a director: Alfred J. Hickey, 25,854 units; David C. Lee, 27,753 units; Leif Lomo, 30,020 units; Richard C. Lowe, 25,732 units; and Reid Murray, 24,260 units. In addition, as of December 31, 2006, each of the current non-employee director has options to purchase the following aggregate number of shares of Class A common stock of the Company: Alfred J. Hickey, 16,725 shares; David C. Lee, 7,196 shares; Leif Lomo, 20,550 shares; Richard C. Lowe, 7,650 shares ; and Reid Murray, 0 shares. The shares of common stock issuable upon settlement of the deferred stock units are not reflected in the Security Ownership Table on page 11 because such shares are issuable more than 60 days following the date the director ceases to serve as a board member. The shares underlying stock options held by non-employee directors are included in the Security Ownership Table on page 11.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE
2003 NON-EMPLOYEE DIRECTORS’ DEFERRED STOCK UNIT PLAN

Introduction

The Company’s 2003 Non-Employee Directors’ Deferred Stock Unit Plan (the “2003 Plan”) was adopted by the Compensation Committee and by the full Board of Directors in October 2003 and was approved by the Company’s stockholders at the Company’s 2004 Annual Meeting. Stockholder approval of the 2003 Plan was obtained, among other reasons, to allow the Company to comply with the Nasdaq Stock Market rules requiring shareholder approval of equity compensation plans.

The 2003 Plan currently authorizes the issuance of no more than 100,000 shares of the Company’s Common Stock in settlement of awards of deferred stock units under the 2003 Plan. Immediately prior to the grant of 70,000 deferred stock units as of October 1, 2006, which grant is described in the section entitled “Director Compensation for 2006” on page 33, an aggregate of 63,620 deferred stock units had been awarded to non-employee directors in accordance with the Director Compensation Program. In order to continue the 2003 Plan and the Director Compensation Program without interruption for the next few years, the Board of Directors adopted an amendment to the 2003 Plan, subject to approval by the Company’s stockholders, to increase the number of shares of the Company’s Common Stock available for issuance in settlement of awards under the 2003 Plan by 150,000 shares to a total of 250,000 shares. In addition, because there are currently only 100,000 shares of the Company’s Common Stock authorized for issuance under the 2003 Plan, 33,620 of the deferred stock units awarded as of October 1, 2006 to the non-employee directors are conditioned on and subject to the approval of the proposed amendment to the 2003 Plan.

In order for the amended 2003 Plan to continue to satisfy the Nasdaq Stock Market rules, this amendment to the 2003 Plan must be approved by the Company’s stockholders. The amendment does not alter or modify any other provision or feature of the 2003 Plan.

The material features of the 2003 Plan are summarized below.

Purpose

The 2003 Plan is intended to attract and retain highly qualified persons to serve as non-employee directors of the Company and to provide such individuals with a long-term proprietary interest in the company, thereby aligning their interests more closely with the interests of the company’s stockholders.

Administration

The 2003 Plan is administered by the Board of Directors, which has full and final authority and discretion to make all determinations, including factual determinations, necessary or advisable for the administration of the 2003 Plan; to make, amend, suspend, waive and rescind rules and regulations relating to the 2003 Plan; to appoint such agents as the Board may deem necessary or advisable to administer the 2003 Plan; to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the 2003 Plan, the rules and regulations, and award certificate or any other instrument entered into or relating to an award under the 2003 Plan; and to take any other action with respect to any matters relating to the 2003 Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the 2003 Plan or as the Board may deem necessary or advisable for the administration of the 2003 Plan.

Eligibility

All non-employee directors of the Company are eligible to receive awards of deferred stock units under the 2003 Plan.

Offering of Common Stock

Currently, 100,000 shares of the Company’s Class A Common Stock are available under the terms of the 2003 Plan for issuance in settlement of deferred stock units awarded under the 2003 Plan. If the proposed amendment to the 2003 Plan is approved by the stockholders, an aggregate of 250,000 shares of the Company’s Class A Common Stock will be available under the terms of the 2003 Plan for issuance in settlement of deferred stock units awarded under the 2003 Plan. The stock delivered to settle awards made under the 2003 Plan may be authorized and unissued shares or treasury shares, including shares repurchased by us for purposes of the 2003 Plan. Any shares that are subject to an award of deferred stock units granted under the 2003 Plan that is forfeited will again be available for issuance under the 2003 Plan.

If a dividend or other distribution, recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme or arrangement, split-up, spin-off or combination, or similar transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of grantees, the Board will make an equitable change or adjustment as it deems appropriate in the number and type of securities subject to or to be issued in connection with awards (whether or not then outstanding).

Grant of Deferred Stock Units Under the 2003 Plan

The 2003 Plan provides for the grant of deferred stock units for no consideration other than prior and future services. The material terms of each award of deferred stock units will be set forth in a written award certificate issued by us to the grantee. Each vested deferred stock unit entitles the non-employee Director to receive one (1) share of the Company’s Common Stock on the 180th day following the non-employee Director’s termination of service as a Director of the Company (or, if such 180th day is not a business day, the first business day immediately succeeding such 180th day) (the “settlement date”). Vested fractional deferred stock units will be paid in cash on the settlement date.

Mandatory Deferral of Directors Fees

Each non-employee Director will receive 50% of his or her directors fees in the form of deferred stock units in lieu of a cash payment. Directors fees include annual retainer fees, fees for services on a committee of the Board, and fees for services as chairman of the Board or of a committee of the Board. Directors fees do not include any meeting fees. (The portion of a non-employee Director’s fees that he or she is required to defer is referred to as “mandatorily deferred fees” and remaining portion is referred as “cash fees.”) The Board may, prior to the start of any year, increase or decrease the percentage of the directors fees that each non-employee Director is required to defer for that year. For purposes of the 2003 Plan a “year” refers to the 12 consecutive month period commencing each October 1 and ending the following September 30.

The number of deferred stock units (including fractional units) that a non-employee Director receives with respect to his or her mandatorily deferred fees, will equal the quotient obtained by dividing the Director’s mandatorily deferred fees by the fair market value of one (1) share of the Company’s Class A common stock on the later of (i) the first trading day of the year (generally October 1) if the person is a non-employee Director on that date, or (ii) the date the person first becomes a non-employee Director if he or she is not a non-employee Director on the first trading day of the year.

If a Director voluntarily leaves the Board or is removed for cause, any unvested deferred stock units will be forfeited. If a Director ceases to be a Board member for any other reason, any unvested units will automatically vest in full. “Cause” is defined in the 2003 Plan as (i) the commission of a crime which, in the judgment of the Board, either involved moral turpitude or resulted in or is likely to result in damage or injury to the company; (ii) willful and deliberate act or failure to act which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the company, and which causes material damage or injury, financial or otherwise, to the company; or (iii) the consistent neglect of the Director’s duties to the company or his or her gross negligence in the performance of his or her duties to the company. A Director’s termination will not be considered involuntary if the Director voluntarily resigns from the Board or if he or she requests not to be nominated for election to the Board.

Voluntary Deferral of Directors Fees

A non-employee Directors’ cash fees for a year will be paid to the non-employee Director in cash unless the non-employee Director elects to receive deferred stock units in lieu of all or any portion of such cash fees.

In general, a non-employee Director’s election to receive deferred stock units in lieu of all or part of his or her cash fees payable for a year must be filed with the company no later than July 1 of the preceding year (the “filing deadline”). The filing deadline for a newly appointed or elected non-employee-Director is 30 days after his or her appointment or election to the Board. A non-employee Director’s election to receive deferred stock units in lieu or all or a portion of his or her cash fees for a year is irrevocable after the filing deadline for such year. The election will apply solely to cash fees earned after the election is filed and the election will remain in effect for future years unless or until the Director revokes or changes his or her election by filing an new election prior to the filing deadline for such year.

If a non-employee Director elects to received all or part of his or her cash fees in the form of deferred stock units in lieu of cash, the number of deferred stock units (including fractional units) granted will equal the quotient obtained by dividing the portion of the Director’s cash fees that the Director elected to receive in the form of deferred stock units by the fair market value of one (1) share of the Company’s Class A common stock on the grant date. The grant date is the date the cash fees would have been paid to the non-employee Director in cash had he or she not elected to receive such fees in the form of deferred stock units.

Deferred stock units granted with respect to a non-employee Director’s cash fees are always fully vested and nonforfeitable.

Dividend Equivalent

Whenever dividends or other distributions are paid with respect to shares of the Company’s common stock, dividend equivalents will be credited with respect to all the non-employee Director’s outstanding deferred stock units as of the record date for such dividend or distribution. Such dividend equivalents will be credited in the form of additional deferred stock units (including fractional units) in a number determined by dividing the aggregate value of such dividend equivalents credited to the non-employee Director by the fair market value of a share of Class A common stock on the payment date of the dividend or distribution to which the dividend equivalent relates. The deferred stock units granted with respect to dividend equivalents will vest at the same time as the deferred stock units with respect to which the such dividend equivalents were issued.

No Rights as a Stockholder

A recipient of an award of deferred stock units shall have no rights as a stockholder of the Company with respect to the shares which may be deliverable upon settlement of such award until the shares underlying such deferred stock units have been delivered to such recipient.

Transfer Limitations on Awards

Deferred stock units granted under the 2003 Plan may not be pledged or otherwise encumbered and generally are not transferable except by will or by the laws of descent and distribution. However, a non-employee Director may designate one or more beneficiaries to receive delivery of the shares of the company’s common stock to be issued in settlement of his or her deferred stock units in the event that the Director dies before such shares are issued.

Amendment to and Termination of the 2003 Plan

The 2003 Plan may be amended, altered, suspended, discontinued or terminated by the Board without further stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted. In addition, no amendment or termination of the 2003 Plan may adversely affect in any material way any award of deferred stock units previously granted under the 2003 Plan.

Unless earlier terminated by the Board, the 2003 Plan will terminate when no shares remain reserved and available for issuance or, if earlier, on September 30, 2013. The terms of the 2003 Plan shall continue to apply to any award of deferred stock units made prior to the termination of the 2003 Plan until we have no further obligation with respect to any deferred stock units granted under the 2003 Plan.

Federal Income Tax Consequences

The Company believes that under present law the following are the federal tax consequences generally arising with respect to deferred stock units granted under the 2003 Plan. This summary is for stockholder informative purposes and is not intended to provide tax advice to grantees.

The grant of deferred stock units should have no tax consequences for the grantee or us. The grantee must generally recognize ordinary income equal to the cash and/or the fair market value of shares or other property received on settlement of the deferred stock units. The Company will be entitled to a deduction at the same time for the same amount.

The foregoing provides only a general description of the application of federal income tax laws to the grant and settlement of deferred stock units under the 2003 Plan. The summary does not address the effects of foreign, state and local tax laws.

New Plan Benefits

Except as noted below, it is not possible to determine how many deferred stock units will be granted in the future since non-employee Directors may elect to receive all or any portion their future cash fees in the form of deferred stock units. It is also not possible to determine how many deferred stock units will vest rather than be forfeited. Therefore, it is not possible to determine with certainty the dollar value or number of shares of the Company’s Common Stock that will be distributed to grantees.

On October 2, 2006, the five non-employee directors of the Company were awarded an aggregate of 70,000 deferred stock units. The award of 33,620 of these deferred stock units is subject to stockholder approval of this proposal to approve an amendment to the 2003 Plan. As of March 26, 2007, the market value of the common stock underlying these 33,620 units, based upon the closing price of $4.02 per share of the Company’s Class A Common Stock on such date, was $135,152. The table below shows, as to each non-employee director of the Company, certain information with respect to such deferred stock units.

Name	Deferred Stock Units Granted(#)	Value as of March 26, 2007
Alfred J. Hickey	6,404	$25,744
David C. Lee	6,937	$27,887
Leif Lomo	7,471	$30,033
Richard Lowe	6,404	$25,744
Reid Murray	6,404	$25,744
All non-employee directors as a group (5 persons)	33,620	$135,152

Giving effect to approval of this proposal, there would be 116,380 additional shares of common stock available for future grants of deferred stock units under the 2003 Plan. No determinations have been made regarding the persons to whom grants will be made in the future under the 2003 Plan or the terms of such grants.

Stockholder Approval

The affirmative vote of the holders of a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as one class, that are present in person or by proxy at the meeting is required for approval of the amendment to the 2003 Plan. Should such stockholder approval not be obtained, then any deferred stock units granted that are subject to stockholder approval of this amendment proposal will terminate.

The Board of Directors recommends a vote FOR approval of the amendment to the 2003 Plan.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007. Although stockholder ratification of the Audit Committee’s action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon such appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the engagement of independent auditors will be reevaluated by the Audit Committee.

A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. A representative of Ernst & Young LLP is expected to attend the meeting and will be available to respond to appropriate questions from stockholders.

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, are as follows:

	2006	2005
Audit fees	$1,082,448	$1,060,302
Audit-related fees	106,506	95,251
Tax fees	50,900	278,500
All other fees	6,300	6,300
Total	$1,246,154	$1,440,353

Fees for audit services included fees associated with the annual audit, the audit of the Company’s internal controls over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, assistance with and review of documents filed with the Securities and Exchange Commission and comfort letters. Audit-related fees principally consisted of fees associated with the audit of the Company’s three benefit plans and assistance with matters related to the Sarbanes-Oxley Act. Tax fees included fees for tax consultation services. All other fees consisted of fees associated with assisting the Company in the compilation of market information relating to certain of the Company’s stations for use in a survey conducted by the National Broadcasters Association.

The Audit Committee has adopted a policy that requires pre-approval of all audit, audit-related, tax services, and other services performed by the Company’s independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the committee at its next scheduled meeting.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such Common Stock with the Securities and Exchange Commission, and to file copies of such reports with the Company. Based solely upon a review of the copies of such reports filed with the Company, the Company believes that during 2006 such reporting persons complied with the filing requirements of said Section 16(a), with the exception of filings in respect of the award in October 2006 of deferred stock units to the non-employee directors (Messrs. Hickey, Lee, Lomo, Lowe and Murray), which such filings were inadvertently made late.

ANNUAL REPORT

The Company’s 2006 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. The Company will provide without charge to each of its stockholders, upon the written request of any such stockholders, a copy of its Annual Report on Form 10-K for the year ended December 31, 2006, exclusive of exhibits. Written requests for such Form 10-K should be sent to James A. Morgan, Secretary, Young Broadcasting Inc., 599 Lexington Avenue, New York, New York 10022.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

2008 STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for stockholder proposals for the 2008 Annual Meeting of Stockholders to be eligible for inclusion in the Company’s proxy statement, they must be received by the Secretary of the Company at the Company’s principal executive offices not later than November 29, 2007.

By Order of the Board of Directors,

JAMES A. MORGAN Secretary

March 30, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

YOUNG BROADCASTING INC.

May 1, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors	NOMINEES
		O	Alfred J. Hickey, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	David C. Lee
		O	Leif Lomo
		O	Richard C. Lowe
		O	Alexander T. Mason
☐	FOR ALL EXCEPT	O	Deborah A. McDermott
	(See instructions below)	O	James A. Morgan
		O	Reid Murray
		O	Vincent J. Young
			FOR	AGAINST	ABSTAIN
2.

Proposal to approve an amendment to the Young Broadcasting Inc. 2003 Non-Employee Directors’ Deferred Stock Unit Plan to increase the total number of shares of common stock with respect to which deferred stock units may be granted thereunder from 100,000 to 250,000.

			☐	☐	☐
3.	Proposal to Ratify selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.		☐	☐	☐

INSTRUCTION:   To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: /*/

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method

☐
Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:   This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

YOUNG BROADCASTING INC.

599 LEXINGTON AVENUE
NEW YORK, NEW YORK 10022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Vincent J. Young and James A. Morgan, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Class A Common Stock and Class B Common Stock of the undersigned at the 2007 Annual Meeting of Stockholders of Young Broadcasting Inc., to be held at the offices of KELO-TV, 501 S. Phillips Avenue, Sioux Falls, South Dakota  at 9:00 a.m., local time, on Tuesday, May 1, 2007, and any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side)